Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LENDINGCLUB CORPORATION”, FILED IN THIS OFFICE ON THE FIFTH DAY OF SEPTEMBER, A.D. 2014, AT 9:53 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

CERTIFICATE OF AMENDMENT OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

LENDINGCLUB CORPORATION

LendingClub Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends certain provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State on April 15, 2014 (the “Certificate of Incorporation”).

2. Article IV, subsections A. and B. of the Certificate of Incorporation are hereby amended and restated to read as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 622,614,174 shares, 372,000,000 of which shall be Common Stock (the “Common Stock”), and 250,614,174 of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.01 per share.

B. Immediately upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Common Stock and Preferred Stock outstanding immediately prior to the filing of this Restated Certificate of Incorporation shall be reclassified as two (2) shares of Common Stock or Preferred Stock, respectively (the “Stock Split”). ”

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Renaud Laplanche, its Chief Executive Officer, this fifth day of August, 2014.

By	/s/ Renaud Laplanche

Name:	Renaud Laplanche
Title:	Chief Executive Officer

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